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EXHIBIT 10.5

[FAVRILLE, INC. LETTERHEAD]
February 1, 2002

John P. Longenecker, Ph.D.
12818 Stebick Ct.
San Diego, CA 92130

Re: Employment Terms

Dear John:

        FAVRILLE, INC. (the "Company") is pleased to offer you the position of Chief Executive Officer, pursuant to the terms of this letter agreement ("Agreement").

1.     Duties

        You will be expected to perform various duties consistent with your position. You will report to the Company's Board of Directors (the "Board"), unless otherwise assigned by the Company. You will work at our facility located in San Diego, CA.

2.     Base Salary and Benefits

        Your base salary will be three hundred thousand dollars ($300,000) per year, less payroll deductions and all required withholdings, which will be subject to annual review. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical, dental and vision insurance, as well as participation in the Company's Section 125 flexible spending plan and participation in the Company's 401(k) plan, subject to the terms of those plans. Details about these benefit plans are available for your review. The Company reserves the right to modify benefits from time to time as it deems necessary in its sole discretion.

        You will also be eligible for paid time off for vacation, sick leave and holidays in accordance with Company policy. According to the Company's current policy, you will accrue vacation at a rate of fifteen (15) days per year and will be entitled to ten (10) sick days and twelve (12) holidays. The Company reserves the right to modify its policies from time to time as it deems necessary in its sole discretion.

3.     Bonus

        Provided your continuous service to the Company as its Chief Executive Officer, you will be paid a bonus in the amount of twenty-five thousand dollars ($25,000) subject to standard deductions and withholdings, on the closing date of the Company's next round of equity financing in an amount of no less than $500,000. In addition, provided your continuous service to the Company as its Chief Executive Officer, you will be paid a bonus on the last day of the fiscal year 2002 in the amount of twenty-five thousand dollars ($25,000) subject to standard deductions and withholdings. The Company anticipates that it will implement an Executive Bonus Program in 2003 for which you will be eligible, provided you are still employed with the Company.

4.     Stock Options

        Upon commencement of employment and subject to approval of the Board, you will be granted a stock option under the Company's 2001 Equity Incentive Plan (the "Plan") to purchase nine hundred sixty thousand (960,000) shares of the Company's common stock (the "Stock Option"). To the maximum extent possible, the Stock Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Stock Option will be equal to the fair market value of the Company's common stock established on the date of grant, subject to approval by the Board. The Stock Option will be subject to vesting over four (4) years so long as you continue to be employed with the Company, according to the following schedule: twenty-five percent (25%) of the shares subject to the Stock Option will vest on the last day of the twelfth full calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter for three (3) years.

        As the Company effectuates additional equity financings on terms approved by the Board or a committee thereof, the Company will grant you additional stock options ("Additional Stock Options") to purchase the Company's common stock in the amount necessary to maintain your equity ownership in the Company at a minimum level of three percent (3%) of the Company's common stock on a fully-diluted basis (assuming the conversion of all issued and outstanding convertible securities into common stock and the exercise of all issued and outstanding warrants and stock options). To the maximum extent possible, the Additional Stock Options shall be Incentive Stock Options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Additional Stock Options will be governed by and granted pursuant to separate Stock Option Agreement(s) and the Plan. The exercise price per share of the Additional Stock Options will be equal to the fair market value of the Company's common stock established on the date of grant, subject to approval by the Board. The Additional Stock Options will be subject to vesting over four (4) years so long as you continue to be employed with the Company, according to the following schedule: twenty-five percent (25%) of the shares subject to the Additional Stock Options will vest on the last day of the twelfth full calendar month of your employment following the date of grant and the remaining shares subject to the Additional Stock Options will vest in equal installments at the end of each monthly period thereafter for three (3) years. Notwithstanding anything stated herein, your right to the Additional Stock Options will not extend beyond the earlier of: i) the termination of your continuous service as Chief Executive Officer of the Company; ii) a Corporate Transaction (as defined in the Plan); (iii) the effective date of an Initial Public Offering of the Company; or iv) your breach of your Proprietary Information and Inventions Agreement and/or Nondisclosure Agreement with the Company.

        If you have questions regarding the tax implications of the Stock Option, Additional Stock Options or any part of your compensation package, please consult with your own tax advisor.

5.     Termination

        The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period. The "at will" nature of your employment relationship may not be modified except by a written agreement signed by the Chairman of the Board of Directors of the Company.

        If the Company terminates your employment without Cause (as defined herein) at any time during this Agreement, then upon your furnishing to the Company an effective release and waiver of claims (a form of which is attached hereto as Exhibit A): 1) you shall be entitled to receive severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for a period of nine (9) months (the "Severance Period"); and 2) in the event you elect continued coverage under COBRA, the Company will reimburse you for the same portion of your COBRA health insurance premium that it paid during your employment up until the earlier of the last day of the Severance Period or, (ii) the date on which you begin full-time employment with another company or business entity. If your employment is terminated for Cause (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

        For purposes of this Agreement, "Cause" shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company or (v) your willful and habitual failure to attend to your duties as assigned by the Board of Directors or officers of the Company to whom you report and, in the case of clauses (iv) and (v) above, which breach, misconduct or non-performance is not cured by you within thirty (30) days after you receive written notice from the Company of such breach, misconduct or non-performance.

6.     Company Policy

        As a Company employee, you will be expected to abide by Company policies and acknowledge in writing that you have read the Company's Employee Handbook which will govern the terms and conditions of your employment. The Company's policies and Employee Handbook may be modified from time to time at the sole discretion of the Company, with the exception of the Company's "at will" employment policy, which may only be modified by a signed agreement with Company's Chief Executive Officer, or in your case, the Company's Chairman of the Board.

        Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.     Proprietary Information and Inventions Agreement and Nondisclosure Agreement

        As a condition of employment, you will be required to sign and comply with the Company's Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, and the Company's Nondisclosure Agreement, attached hereto as Exhibit C, which prohibit unauthorized use or disclosure of the Company's proprietary information, among other things.

        In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

        You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

8.     Entire Agreement

        This Agreement, together with your Proprietary Information and Inventions Agreement, your Nondisclosure Agreement, the Company's Employee Handbook and the stock documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, including, but not limited to, the offer letter dated January 17, 2002, from the Company to you.

9.     Governing Law

        This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

10.
Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and its assigns. The term "Company" as used herein shall include such successors and assigns to the extent applicable.

        As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

        Please sign and date this Agreement, and return it to me by February 8, 2002, if you wish to accept employment with the Company under the terms described above. If you accept our offer, we would like you to start on February 25, 2002.

        We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

FAVRILLE, INC.

By:	/s/ ROBERT SHOPES, PH.D. Robert Shopes, Ph.D. President
Accepted:
/s/ JOHN P. LONGENECKER [Employee]
2-8-02 Date

Attachment:	Exhibit A: Waiver and Release
Exhibit B: Proprietary Information and Inventions Agreement
Exhibit C: Nondisclosure Agreement

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in Sections 2-4, inclusive, of the Employment Agreement dated February 1, 2002, to which this form is attached, I, JOHN LONGENECKER, hereby furnish FAVRILLE, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

        If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

Date:	2-8-02	By:	/s/ JOHN LONGENECKER JOHN LONGENECKER

EXHIBIT B

FAVRILLE, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1

EXHIBIT C

FAVRILLE, INC.

NONDISCLOSURE AGREEMENT

2

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EXHIBIT A RELEASE AND WAIVER OF CLAIMS
EXHIBIT B FAVRILLE, INC. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
EXHIBIT C FAVRILLE, INC. NONDISCLOSURE AGREEMENT